EXHIBIT 23.4
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 6, 2006 relating to the consolidated balance sheets of Mitteldeutsche Braunkohlengesellschaft mbH, Theissen (Germany), and its subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005 which appear in NRG Energy Inc’s Annual Report on Form 10-K/A amendment No. 1 for the year ended December 31, 2005.
/s/ Deloitte & Touche GmbH
Deloitte & Touche GmbH
Leipzig, Germany
July 20, 2006